Exhibit 99.2

AvalonBay Communities, Inc.

Executive Stock Ownership Guidelines

Adopted February 16, 2012

(Effective March 15, 2012)

The Board of Directors of AvalonBay Communities, Inc. (the “Company”) believes that significant ownership of the Company’s stock by its executive officers helps to align the interests of the Company’s management with those of its stockholders and is consistent with the Company’s commitment to sound corporate governance.

Ownership:

These Executive Stock Ownership Guidelines (the “Guidelines”) provide that members of the Company’s senior management who are considered officers for purposes of Section 16 of the Securities Exchange Act of 1934 will be subject to an equity ownership guideline established as a multiple of annual base salary (calculated by dividing base salary by the closing price of the Company’s common stock), as follows:

Chairman, Chief Executive Officer and President:	six times base salary

CFO and Executive Vice Presidents:	three times base salary

Senior Vice Presidents:	one and one-half times base salary

Vice Presidents:	one times base salary

Counting Shares Owned:

Stock that counts towards satisfaction of these Guidelines includes shares owned by the officer or his or her immediately family sharing the same household, including shares of restricted stock still subject to vesting.  Shares underlying stock options shall not count toward satisfaction of these Guidelines.

Time for Compliance:

A covered officer is required to achieve compliance with these Guidelines by the later of (i) five years from the date of adoption of these Guidelines, (ii) five years from the date of promotion to the covered position, or (iii) five years from start of employment with the company.

Stock Retention Requirements:

Until such time as an officer covered by the guidelines has achieved compliance with the Guidelines, or if an officer becomes non-compliant due to a reduction in stock price, the officer will be required to retain at least 50% of “Net Shares” that are acquired as a result of vesting of restricted stock until compliance is achieved or re-achieved.  “Net Shares” are newly vested shares that are owned by the officer after newly vested shares are sold or withheld to pay applicable taxes.

Administration and Reporting:

The Compensation Committee shall receive a report at least annually detailing the then current compliance with the Guidelines.  For purposes of this annual report, compliance with the guidelines may be measured based on a 20 day average of the closing price of the Company’s common stock.

Hardship and Waivers:

There may be instances in which the Guidelines would place a hardship on an officer covered by the Guidelines or prevent an officer from complying with a court order, such as a divorce settlement.  In these instances, the officer must submit a request in writing to the Chief Executive Officer and the General Counsel summarizing the circumstances and describing the extent to which an exemption is being requested.  The CEO and the General Counsel will forward the request to the Chairman of the Compensation Committee, who may make the final decision as to whether an exemption will be granted, or may elect to present the request to the full Compensation Committee for the final decision.